Exhibit 10.44
EXECUTION COPY

SHARE AND WARRANT PURCHASE AGREEMENT

SHARE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) dated as of December 8, 2010, among Limestone Business Limited, a limited company organized under the laws of the British Virgin Islands (“Limestone”), Haverford (Bermuda) Limited, a company organized under the laws of the Islands of Bermuda (“Haverford” and, together with Limestone, the “Shareholders”), Mark J. Byrne of Roughill, 6 Long Lane, Hamilton Parish, Bermuda (“Byrne”) and Flagstone (Bermuda) Holdings Limited, a company organized under the laws of the Islands of Bermuda (the “Company”).

WHEREAS the Company and Byrne are parties to a General Release and Settlement Agreement dated as of May 21, 2010 (the “Settlement Agreement”).

WHEREAS the Company desires to purchase from Limestone, and Limestone desires to sell to the Company, five million one hundred fifty five thousand one hundred fifty six (5,155,156) shares, par value $0.01 per share (the “Limestone Shares”), of Flagstone Reinsurance Holdings, SA, a company organized under the laws of Luxembourg, with registered office at 37, Val Saint-Andre, L-1128, Luxembourg with RCS Luxembourg Number B153214 (“Holdings”).

WHEREAS the Company desires to purchase from Haverford, and Haverford desires to sell to the Company, two million eight hundred forty nine thousand eight hundred sixty eight (2,849,868) shares, par value $0.01 per share (the “Haverford Shares” and, together with the Limestone Shares, the “Shares”), of Holdings.

WHEREAS the Company desires to purchase from Haverford, and Haverford desires to sell to the Company, the Amended and Restated Share Purchase Warrant dated as of June 25, 2010 (the “Haverford Warrant”), issued to Haverford and exercisable for seven million nine hundred fifty five thousand five hundred fifty three (7,955,553) shares, par value $0.01 per share, of Holdings.

WHEREAS Byrne wishes to resign as a member of the board of directors of Holdings (the “Board”).

NOW THEREFORE, each Shareholder, Byrne and the Company hereby agree, for receipt of good and valuable consideration, the sufficiency of which is acknowledged, as follows:

1. Purchase and Sale of the Shares.  On the terms and subject to the conditions of this Agreement, each Shareholder shall sell, transfer and deliver or cause to be sold, transferred and delivered to the Company, and the Company shall purchase from each Shareholder, its respective Shares at a price per share equal to $11.4823 (the “Shares Purchase Price”), payable as set forth below in Section 3.

2. Purchase and Sale of the Haverford Warrant.  On the terms and subject to the conditions of this Agreement, Haverford shall sell, transfer and deliver or cause to be sold, transferred and delivered to the Company, and the Company shall purchase from Haverford, the Haverford Warrant at a price equal to $13,500,000 (the “Warrant Purchase Price”), payable as set forth below in Section 3.

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3. Closing.  a) The closing (the “Closing”) of the purchase and sale of the Shares and the Haverford Warrant shall be held at the offices of the Company, at 10:00 a.m., on the first business day following the satisfaction or waiver (by the Company) of the conditions set forth in Section 3(b).  The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”.  At the Closing, (i) the Company shall pay to the Shareholders an amount equal to the Shares Purchase Price, pursuant to wire instructions that shall be delivered to the Company by the Shareholders no later than one business day prior to the Closing, (ii) each Shareholder shall deliver or cause to be delivered to the Company the certificates representing the Shares to the address specified in Section 17, or, if the Shares are held in book entry form, shall cause the Shares to be transferred to such account as the Company shall specify no later than one business day prior to the Closing, (iii) the Company shall pay to Haverford an amount equal to the Warrant Purchase Price, pursuant to wire instructions that shall be delivered to the Company by Haverford no later than one business day prior to the Closing and (iv) Haverford shall deliver or cause to be delivered to the Company the Haverford Warrant to the address specified in Section 17.

   b)  The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (by the Company) of the following conditions:

(i)
the Company shall have received confirmation from Holdings’ ratings agencies that Holdings’ current ratings have been affirmed and further that the current ratings will not be adversely affected by a reduction in capital of up to $106 million;

(ii)	the Company and Holdings shall have received any required regulatory approvals for the consummation of the transactions contemplated herein;

(iii)	the representation and warranties of the Shareholders and Byrne set forth in Section 4 shall be true and correct;

(iv)	Byrne shall have tendered a written resignation to the Board conditioned only on the consummation of the purchase of the Shares and the Haverford Warrant hereunder; and

(v)	neither Byrne nor any Shareholder is in breach of any provision of this Agreement.

4. Representations and Warranties of the Shareholders and Byrne.  Each Shareholder and Byrne hereby represents and warrants to the Company, as applicable:

(a)
Organization and Standing.  Limestone hereby represents and warrants that it is a limited company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.  Haverford hereby represents and warrants that it is a company duly organized, validly existing and in good standing under the laws of the Islands of Bermuda.

(b)
Authority.  Each Shareholder has full organization power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Shareholder and Byrne, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c)
No Conflicts; Consents.  The execution and delivery of this Agreement by each Shareholder and Byrne does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or

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(d)
acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon the Shares or the Haverford Warrant.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any transnational, national, federal, state, provincial or local governmental, regulatory or administrative authority, department, court, agency or  official (a “Governmental Entity”) is required to be obtained or made by or with respect to either Shareholder or Byrne in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(e)
The Shares.  Each Shareholder has good and valid title to the Shares owned by it, and upon Closing of the transfer in accordance with Section 3 above, the Shares will be (i) free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, and (ii) other than this Agreement, the Shares will not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

(f)
The Haverford Warrant.  Haverford has good and valid title to the Haverford Warrant and has not taken any activity to exercise it.  Upon Closing of the transfer in accordance with Section 3 above, the Haverford Warrant will be (i) free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, and (ii) other than this Agreement, the Haverford Warrant will not be subject to any contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the disposition or cancellation of the Haverford Warrant.

(g)
No Reliance.  Each Shareholder is, or has been advised on this matter by a person who is a sophisticated investor and has sufficient knowledge and experience in investing in securities to properly evaluate the merits of the transactions contemplated hereby.  Each Shareholder has independently, and without reliance upon the Company or any of its affiliates, and based on such information as it has deemed appropriate, made its own analysis and decision to sell the Shares pursuant to the terms hereof.

(h)	Compliance with Settlement Agreement. Byrne has complied with his duties under the Settlement Agreement through the date hereof in all material respects.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholders and Byrne, as applicable:

(a)	Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the laws of the Islands of Bermuda.

(b)
Authority.  The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  All corporate acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

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(c)	This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(d)
No Conflicts; Consents.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of the Company.  Except as set forth in Section 3(b)(i), no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(e)
No Sale of Holdings.  As of the date of this Agreement, neither Holdings nor its directors or executive officers is engaged in any continuing material negotiations with respect to price and/or a letter of intent with any other person regarding a possible sale of Holdings, whether as a merger, sale of equity that would result in a change of control, or sale of substantially all assets.

(f)	Compliance with Settlement Agreement. The Company and Holdings have complied with their respective duties under the Settlement Agreement through the date hereof in all material respects.

6. Reasonable Best Efforts.  All parties hereto shall use their reasonable best efforts, and the Company shall cause Holdings to use its reasonable best efforts, to cause the conditions to Closing set forth in Section 3(b) to be satisfied, and the transactions contemplated hereby to be consummated, on or prior to December 30, 2010.

7. Standstill.  From the date of this Agreement until the third anniversary of the Closing Date (the “Restricted Period”), none of Limestone, Haverford, Byrne will, nor will any of them permit any of their respective affiliates to, and Byrne will not permit his spouse or children to, in any manner, directly or indirectly, (a) acquire, offer to acquire, agree to acquire or make any proposal to acquire, by purchase or otherwise, or become directly or indirectly the beneficial owner of, any securities, or direct or indirect rights to acquire any securities, of Holdings or any subsidiary of Holdings or of any successor to or person in control of Holdings, or any cash settled call options or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of Holdings, or any assets or property of Holdings or any subsidiary of Holdings or of any such successor or controlling person; (b) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to voting of, any voting securities of Holdings or any of its subsidiaries with respect to any matter, or call or seek to call a meeting of Holdings’ stockholders or initiate any stockholder proposal for action by Holdings’ stockholders, or make a request for a list of Holdings’ shareholders, or seek election to or to place a representative on the board of directors of Holdings or seek the removal of any director from the board of directors of Holdings; (c) make any announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material

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portion of the assets and properties of or other similar extraordinary transaction involving Holdings or any of its securities or subsidiaries; (d) form, join or in any way participate in a “partnership, limited partnership, syndicate or other group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any securities of Holdings or any of its subsidiaries or otherwise in connection with any of the foregoing; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Holdings or any of its subsidiaries; (f) take any action that could reasonably be expected to require Holdings to make a public announcement regarding any of the events described in this paragraph; (g) request Holdings or any of its subsidiaries, officers, directors, employees or affiliates, directly or indirectly, to amend or waive any provision of this paragraph; (h) to contest the validity of this agreement or seek a release of the restrictions contained herein (whether by legal action or otherwise); (i) disclose (including without limitation the filing of any document or report with the Securities and Exchange Commission or any other governmental agency) any intention, plan or arrangement inconsistent with any of the foregoing; or (j) have any discussions or negotiations regarding or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct, any other person to do, any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing, other than a passive investment below 5% of the total equity and voting power of such person made without knowledge that such person engages, or offers or proposes to engage, in any of the foregoing.  During the Restricted Period, Limestone, Haverford and Byrne shall promptly advise Holdings of any inquiry or proposal made to any of them, with a proposed price, with respect to any of the foregoing.  Notwithstanding any of the foregoing provisions of this Section 7, none of Limestone, Haverford or Byrne shall be prohibited from acquiring, either directly or indirectly, any securities of Holdings so long as the aggregate amount of Holdings’ securities held collectively by Limestone, Haverford, Byrne and his spouse and children, any of their affiliates and any other member of any “partnership, limited partnership, syndicate or other group” (as defined in Section 13(d)(3) of the Exchange Act) to which any of Limestone, Haverford or Byrne belongs, is less than 5% of the outstanding amount of any class or series of Holdings’ securities including, if applicable, on an “as converted” basis.

8. Resignation.  On the Closing Date, Byrne will resign as, and cease to be, a member of the Board of Directors of Holdings.

9. Publicity.  Upon execution and delivery of this Agreement, the Company shall procure that Holdings issue a press release in substantially the form attached as Exhibit A.

10. Waiver Under Settlement Agreement.  Byrne waives any breach by the Company of its obligations under the Settlement Agreement through the date hereof of which Byrne has actual knowledge.  The Company waives any breach by Byrne of his obligations under the Settlement Agreement through the date hereof of which Holdings’ Chief Executive Officer, Chief Financial Officer, General Counsel or Board of Directors in its capacity as such has actual knowledge.

11. Further Assurances.  From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

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12. Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Company, either Shareholder or Byrne (including by operation of law in connection with a merger, or sale of substantially all the assets of the Company) without the prior written consent of the other parties hereto; provided, however, that the Company may assign its right to purchase the Shares or the Haverford Warrant hereunder to a subsidiary of the Company without the prior written consent of either Shareholder or Byrne; provided further, however, that no assignment shall limit or affect the assignor’s obligations hereunder.  Any attempted assignment in violation of this Section 12 shall be void.

13. No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

14. Termination.  Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned (a) by any party at any time after January 31, 2011, if the Closing does not occur on or before January 31, 2011, (b) by Byrne and the Shareholders if the conditions set forth in Section 3(b)(i) or 3(b)(ii) have not been satisfied by December 30, 2010, or (c) by the mutual written consent of each Shareholder, Byrne and the Company.  If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to this Section 14, this Agreement shall become void and of no further force or effect.  Notwithstanding any provision herein to the contrary, no party may terminate this Agreement if the failure to close is caused by the breach by such party of any of its obligations hereunder.

15. Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

16. Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

17. Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by email, or sent by reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or one business day after sending if sent by overnight courier service), as follows:

if to the Company, Crawford House 23 Church Street Hamilton HM 11 Bermuda Attention: William Fawcett Director & General Counsel Email: william.fawcett@flagstonere.com if to Limestone, to them in care of Maitland Services Limited Falcon Cliff Palace Road Douglas Isle of Man IM2 4LB Attention: Julieanne Shimmin Email: julieanne.shimmin@maitlandgroup.com if to Byrne or to Haverford, to them in care of Dermot Limited 2nd Floor Goldie House Upper Church Street Douglas Isle of Man IM1 1EB Attention: Alan Oates Email: AlanOates@dermotltd.info

18. Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

20. Entire Agreement.  The Settlement Agreement shall survive the execution of this Agreement and this Agreement shall not be construed to amend, modify, supersede or terminate the Settlement Agreement, except that (a) Sections 3(b)(iv) and 8 of this Agreement supersede the phrase, “provided that Byrne will remain a member of the Board as a non-employee director” in Section 1 of the Settlement Agreement, (b) the last sentence of Section 1 of the Settlement Agreement shall be deleted and (c) Section 10 hereof shall solely constitute a wavier of the matters expressly set forth therein.  Except for the Settlement Agreement, this Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

21. Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

22. Consent to Jurisdiction.  The Company, Byrne and each Shareholder irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

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23. Governing Law.  This Agreement shall in all respects be interpreted, enforced and governed under the laws of Bermuda without regard to conflicts of laws principles or choice of law provisions that would cause the application of the law of any other jurisdiction.  It is the intention of the parties to this Agreement that the laws of the Bermuda shall govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of the parties, and its enforcement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

LIMESTONE BUSINESS LIMITED

by:  Solon Director Limited, as its Director

  by: /s/ Wyn Hughes

________________________
     Name:           Wyn Hughes
        Title:              Authorized Signatory

  by: /s/ Maria Patterson

________________________
     Name:           Maria Patterson
        Title:              Authorized Signatory

HAVERFORD (BERMUDA) LIMITED by: ________________________ Name: Mark Byrne Title: Director by: ________________________ Name: Title:
_________________________________ Name: Mark J. Byrne
FLAGSTONE (BERMUDA) HOLDINGS LIMITED by: /s/ William F. Fawcett ________________________ Name: William F. Fawcett Title: Director